EXHIBIT 10.4

NET PROFITS INTEREST AGREEMENT

This Net Profits Interest Agreement (this “Agreement”) dated October [●], 2021 (the “Effective Date”), is by and among Lustre Oil Company LLC, a Montana limited liability company (“Lustre”), Erehwon Oil & Gas, LLC, a Colorado limited liability company (“Erehwon” and together with Lustre, “Owners”), Olfert No. 11-4 Holdings, LLC, a Montana limited liability company (“Holdings”), and Laredo Oil, Inc., a Delaware corporation (for the limited purpose of the Payment Credit as set forth in Section 2) (“Laredo”). Lustre, Erehwon and Holdings may collectively be referred to herein as the “Parties” and each as a “Party.”

RECITALS

A.       Owners desire to drill, complete and equip the Olfert #11-4 well located (or to be located) in Section 4, Township 30 North, Range 44 East, Valley County, Montana (the “Well”).

B.       Subject to the terms and conditions of this Agreement, Holdings has agreed to pay the Well Development Costs (defined below) in exchange for the grant and payment of the Net Profits Interest (defined below).

AGREEMENT

In consideration of the mutual promises, premises, covenants and agreements set forth and referenced in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Grant of Net Profits Interest. Subject to the terms and conditions of this Agreement (including Holdings paying the Well Development Costs as provided in Sections 2 and 3), Owners hereby agree to pay Holdings the Applicable Percentage of the Net Profits (the “Net Profits Interest”) is accordance with the following terms:

(a)       Applicable Percentage. The term (i) “Applicable Percentage” means (A) prior to Payout, 90%, and (B) after Payout, 50%; (ii) “Payout” means the point in time when the aggregate of all Net Profits Interest payments made to Holdings hereunder equal 105% of the Well Development Costs; and (iii) “Well Development Costs” means all costs and expenses incurred by Owners, whether before, on or after the Effective Date, to drill (including any activity related to moving in, rigging up, logging and testing the Well, constructing and upgrading access roads, obtaining and preparing the drillsite, obtaining permits and division order or drill site title opinions, obtaining drilling contractor services and consultants necessary for the drilling of the Well, obtaining mud, chemicals, pipe and supplies, and any other activities related to the foregoing), complete (including any activity related to preparing the Well drilled to total depth for production, installation of production casing, perforating, conducting fracture stimulation and drilling out of fracture plugs or, in the event the Well is not completed as a well capable of producing in paying quantities, plugging and abandoning the Well), and equip (including installing tubing and any other equipment or activities required to bring the Well to first sale, artificial lift, well stimulation and production testing) the Well.

(b)       Net Profits. Lustre shall maintain an account (the “Net Profits Account”) that sets forth the Net Profits for each calendar quarter. The term “Net Profits” shall mean an amount (not less than zero) determined for each calendar quarter by (i) deducting (A) the aggregate of any negative balance existing in the Net Profits Account at the first of such calendar quarter, plus (B) the total charges properly made thereto pursuant to Section 1(b)(ii) during such calendar quarter, from (ii) the total credits properly made thereto pursuant to Section 1(b)(i) during such calendar quarter. To the extent that the aggregate charges exceed aggregate credits at the end of any calendar quarter, such excess charges shall be carried forward to the following calendar quarter. The Net Profits Account balance as of the Effective Date is $0.

(i)       Credits to Net Profits Account. Each calendar quarter the Net Profits Account shall be credited with an amount equal to the sum of: (A) all proceeds actually received during such quarter by Owners from the sale or other disposition of oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons (“Hydrocarbons”) produced from the Well, after deducting therefrom all third-party royalties, overriding royalties, production payments and other burdens upon, measured by, or payable out of production of Hydrocarbons from the Well; (B) monies received by Owners attributable to any future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices with respect to Hydrocarbons produced from the Well; (C) monies received by Owners pursuant to any gas balancing agreement pertaining to Hydrocarbons produced from the Well; and (D) amounts received by Owners as a result of a refund of taxes (other than income taxes) previously paid on Hydrocarbons produced from the Well to the extent that such taxes were previously charged against the Net Profits Account pursuant to Section 1(b)(ii).

(ii)      Charges Against the Net Profits Account. Each calendar quarter there shall be charged against the Net Profits Account an amount equal to the sum of the following items of costs and expenses actually paid by Owners during such calendar quarter: (A) all costs and expenses incurred in the operation and maintenance of the Well and the production and marketing of Hydrocarbons therefrom (excluding Well Development Costs), such items of cost to include but not be limited to: (1) all costs of complying with applicable local, state, tribal and federal statutes, ordinances, rules and regulations; (2) all costs of lifting and producing Hydrocarbons from the Well, including all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, minor workover and other remedial well servicing operations and other costs incident thereto; (3) all costs of gathering, marketing, compressing, dehydrating, separating, treating, processing, transporting, and marketing Hydrocarbons produced from the Well; (4) all direct charges and operating charges paid, pursuant to joint operating agreements, master services agreements or similar agreements or arrangements, to any third-party(ies) for services rendered in conducting operations and/or maintenance on the Well (and related equipment and facilities); and (5) all delay rentals, shut-in well payments, minimum royalties, and other payments made in connection with the maintenance of the Well and the oil and gas leases attributable thereto; (B) all taxes (except income taxes) paid by Owners relating to the Well, including, without limitation, ad valorem, property, production, severance, gathering, windfall profit, occupation and any other similar taxes assessed against or attributable to the Well or Hydrocarbons produced therefrom; (C) all capital expenditures of Owners related to the operation and maintenance of the Well; (D) monies paid by Owners attributable to any future contracts, forward contracts, swap, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices with respect to Hydrocarbons produced from the Well; and (E) proceeds reclaimed from or returned by Owners as the result of the insolvency, bankruptcy or reorganization of a purchaser of production, which proceeds have been previously paid to Holdings.

HOLDINGS, BY ITS ACCEPTANCE OF THE NET PROFITS INTEREST, CLEARLY AND UNEQUIVOCALLY EXPRESSES ITS INTENT THAT THE CHARGES TO THE NET PROFITS ACCOUNT CONTAINED IN SECTION 1(b)(ii) SHALL BE APPLICABLE REGARDLESS OF WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES THAT MAY BE DEBITED IN ACCORDANCE WITH SUCH SECTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OWNERS OR ANY OF THEIR RESPECTIVE AFFILIATES, OTHER THAN THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN OWNER OR ANY OF ITS AFFILIATES.

Nothing set forth in this Agreement shall be interpreted or applied in any manner that shall ever require or permit any duplication of all or any part of any credit or debit (or reduction thereto) to the Net Profits Account with respect to the same transaction, item of expense or charge, under this Agreement, or that shall ever require or permit any inclusion of any charge to the Net Profits Account that is reimbursed to Owners by nonaffiliated third-parties.

2.         Payment of Initial Well Development Costs. As consideration for the Net Profits Interest granted herein, Holdings hereby agrees to pay 100% of the Well Development Costs. The Parties and Laredo hereby acknowledge and agree that, prior to the Effective Date, Laredo paid (either directly or on behalf of Lustre) $59,935 of Well Development Costs, which payments shall be deemed to have been made by or on behalf of Holdings for purposes of this Agreement (the “Payment Credit”). Within ten business days after the execution of this Agreement, Holdings shall deliver, or cause to be delivered, $690,065 by wire transfer in immediately available funds (the “Development Funds”) to Lustre at the following account:

Bank Name:	First Interstate Bank
Bank Address:	7265 US Hwy 93 S, Lakeside, Montana 59922-0769
Routing number:	092901683
Beneficiary name:	Lustre Oil Company LLC
Beneficiary account:	1007520776
Beneficiary address:	398 Sage Lane, Winnett, Montana 59087

The Development Funds may be held as part of Lustre’s general funds but shall be segregated for accounting purposes. Lustre shall use the Development Funds only to pay or reimburse itself and/or Erehwon for payment of Well Development Costs. If Lustre from time to time reasonably determines that the Well Development Costs will (or will likely) exceed the Development Funds, Lustre shall submit a written notice (an “Additional Funds Notice”) to Holdings describing the amount by which the Well Development Costs are expected to exceed the Development Funds (the “Additional Development Funds”). Within five business days following receipt of an Additional Funds Notice, Holdings shall remit the Additional Development Funds to Lustre by wire transfer of immediately available funds to the account set forth above or as otherwise specified by Lustre in writing (and confirmed by telephone) in the applicable Additional Funds Notice. Within 90 days after Hydrocarbons are produced from the Well (or the Well is plugged and abandoned if it is a dry hole), Lustre shall refund to Holdings any Development Funds (including any Additional Development Funds), without any interest thereon, received by Lustre in excess of the total Well Development Costs.

3.         Payment of Subsequent Well Development Costs. If Owners desire to rework, sidetrack, deepen, recomplete or plug back the Well (including after the Well is no longer capable of producing in paying quantities), Owners shall give written notice of the proposed operation to Holdings and the estimated Well Development Costs of the proposed operation (a “Subsequent Operations Notice”). Holdings shall have 20 days after receipt of the Subsequent Operations Notice within which to notify Owners whether it elects to pay the Well Development Costs of the proposed operation. Failure of Holdings to reply within the specified period shall constitute an election by Holdings not to pay the Well Development Costs of the proposed operation. If Holdings does not elect to pay the Well Development Costs of the proposed operation, or if Holdings does not timely pay such Well Development Costs, then following such election (or deemed election) or failure to timely pay, this Agreement shall terminate and Owners shall have no further obligation to pay the Net Profits Interest, except with respect to amounts which were accrued but unpaid prior to such termination. If Holdings elects to pay the Well Development Costs of the proposed operation, then Holdings shall remit such Well Development Costs in the same manner as Additional Development Funds are paid to Lustre in Section 2.

4.         Payment of Operating Costs and Expenses. Except for the Well Development Costs, Holdings shall not be personally responsible for the payment of any of the costs and expenses charged against the Net Profits Account pursuant to Section 1(b)(ii) or for any liabilities incurred in connection with the operation and maintenance of the Well.

5.         Disbursements to Holdings. To the extent that, at the end of any calendar quarter, there exists a positive balance in the Net Profits Account (the “Quarterly Net Profits”), (a) Lustre shall disburse to Holdings at the address set forth in Section 15, within 60 days after the end of such calendar quarter, an amount equal to the Applicable Percentage of such Quarterly Net Profits, and (b) the balance in the Net Profits Account shall reset to $0 as of the first day of the following calendar quarter.

6.         Overpayment. If Lustre ever pays Holdings more than the amount of money then due and payable to Holdings under this Agreement, Holdings shall not be obligated to return the overpayment, but the Company may at any time thereafter reduce the gross proceeds used to calculate the Net Profits and retain for its own account an amount equal to the overpayment.

7.         Statements. On each payment date, Lustre shall deliver to Holdings a summary of the computation of the Net Profits Interest for the calendar quarter for which such payment relates, including the charges and credits made to the Net Profits Account.

(a)       If Holdings disputes any item or items included in any statement required by this Section 7, it must notify Lustre in writing within 60 days following the date that Holdings receives such statement. Such notice must set forth in reasonable detail the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed.

(b)       Lustre and Holdings shall make reasonable efforts to resolve any disagreement regarding the calculation of the Net Profits Interest. If Lustre and Holdings are unable to resolve a disagreement or dispute with respect to the calculation of the Net Profits Interest, either Party may submit the dispute to a mutually agreeable, nationally recognized accounting firm to act as sole arbitrator (the “Accounting Arbitrator”) to decide all such unresolved points of disagreement and dispute. If Lustre and Holdings are unable to mutually agree on the selection of an accounting firm to serve as the Arbitrator, either Party may apply to the Denver, Colorado office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 7. The Accounting Arbitrator’s determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding on the Parties. In making its decision, the Accounting Arbitrator shall be bound by the terms of this Agreement. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of the calculation of the Net Profits Interest submitted by a Party and may not award damages, interest or penalties to any Party with respect to any matter. Each Party bear its own legal fees and other costs of presenting its case. Owners shall bear one-half and Holdings shall bear one-half of the costs and expenses of the Accounting Arbitrator.

(c)       Notwithstanding anything to the contrary herein, all matters reflected in Lustre’s statement that are not objected to by Holdings in the manner provided by this Section 7 shall be deemed correct as rendered by Lustre to Holdings.

8.         Information/Access. Lustre shall maintain true and correct books, records and accounts of (a) all transactions required or permitted by this Agreement and (b) the financial information necessary to effect such transactions, including the financial information needed to calculate the Net Profits Interest with respect to any quarterly payment period. Holdings or its representative, at the expense of Holdings, may inspect, audit and copy such books, records and accounts in the offices of Lustre during normal business hours and upon not less than ten business days’ written notice. However, Holdings shall not inspect or audit such books and records more often than once per year unless otherwise agreed to in writing by Lustre, and no period may be audited more than once. Holdings shall keep confidential all information provided by Lustre to Holdings, maintain such information in strictest confidence, and not disclose such information to any person or entity not a Party to this Agreement, except to the extent (x) such information has lawfully entered the public domain from a source other than Holdings, (y) disclosure is required by law or court order, or (z) disclosure is necessary to enforce this Agreement. Holdings also agrees to notify Lustre promptly upon learning of any requests, subpoenas or other efforts to obtain documentation or materials related to this Agreement by private parties or governmental persons or entities, and to cooperate with Lustre in responding to such requests or other efforts to obtain any such documentation or materials.

9.         Operations. Lustre agrees to operate and maintain the Well in a good and workmanlike manner as a prudent operator would in accordance with sound oil field practice and applicable federal, state, tribal and local laws, rules, regulations and orders. Except as otherwise provided in the immediately preceding sentence, this Agreement does not create any obligation or duty (including a fiduciary duty) on the part of Lustre. For the sake of clarity, Lustre in its sole discretion (and without the consent of Holdings) may (a) determine the terms of any marketing and sale of Hydrocarbons produced from the Well; (b) determine the timing, amount and nature of all operating and capital expenditures incurred in connection with the ownership and operation of the Well; (c) elect to pool or unitize all or any of the oil and gas leases attributable to the Well as to any one or more of the formations or horizons thereunder, when, in the reasonable judgment of Lustre, it is necessary or advisable to do so in order to form a drilling or proration unit to facilitate the orderly development of Lustre’s oil and gas leases or to comply with the requirements of any law or governmental order or regulation relating to the spacing of wells or proration of the production therefrom if a reasonable and prudent operator, acting in conformity with sound oilfield practices, would make such election; and (d) elect to amend, renew, extend, modify, release, surrender and/or abandon its interest in oil and gas leases (including those that are attributable to the Well), or any part thereof, or interest therein.

10.       Assignment; Right of First Refusal.

(a)       Transfer Restrictions. Each Owner may, but is not obligated to, assign, transfer and convey this Agreement, including all of its respective rights and obligations hereunder, to a nonaffiliated third-party purchaser of its interest in the Well. Holdings may not sell, assign, transfer or convey (“Transfer”) this Agreement or any of its rights or obligations hereunder to a third-party without (i) complying with Section 11(b) below and (ii) obtaining the prior written consent of Owners, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)       Right of First Refusal. If Holdings desires to Transfer its rights and obligations under this Agreement to a third-party, Holdings shall promptly give written notice thereof to Owners, with full information concerning its proposed Transfer, which shall include the name of the prospective transferee, who must be ready, willing and able to consummate the Transfer. Owners shall then have the option, but not the obligation, for a period of 20 days after notice of such proposed Transfer is received by Owners to purchase Holdings’ rights and obligations under this Agreement for the stated consideration and on the same terms and conditions that Holdings proposed to Transfer to the third-party.

11.       Ownership of Certain Property; No In-Kind Right. The Net Profits Interest does not include any right, title or interest in or to any real or personal property, fixtures or equipment and is exclusively a contractual right to certain payments from the net profits of the Well, and Holdings shall look solely to Owners as provided herein for the satisfaction and realization of the Net Profits Interest. Holdings shall have no right to take in-kind any Hydrocarbons produced from the Well.

12.       No Operating Rights. It is the express intent of Owners and Holdings that the Net Profits Interest shall constitute (and this Agreement shall conclusively be construed for all purposes as creating) a single, separate contractual right to certain payments based upon the sale of Hydrocarbons produced from the Well. Without limitation of the generality of the immediately preceding sentence, Owners and Holdings acknowledge that Holdings has no right or power to participate in the selection of a drilling contractor, to determine the timing or sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any development or operating decision whatsoever. Owners and Holdings hereby expressly negate any intent to create (and this Agreement shall never be construed as creating) a mining or other partnership or joint venture or other relationship subjecting Owners and Holdings to joint liability.

13.       Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT WITH RESPECT TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS HEREUNDER, NONE OF LUSTRE, EREHWON, HOLDINGS OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

14.       Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by courier, by email, or by registered or certified mail, postage prepaid, as follows:

If to Lustre:	Lustre Oil Company LLC
398 Sage Lane
Winnett, Montana 59087
Attn: Mark See
Email: msee@stranded-oil.com

If to Erehwon:	Erehwon Oil & Gas, LLC
9876 Clairton Way
Highlands Ranch, Colorado 80126
Attn: John M. Stafford
Email: john@larisoil.com

If to Holdings:	Olfert No. 11-4 Holdings, LLC
398 Sage Lane
Winnett, Montana 59087
Attn: Mark See
Email: msee@stranded-oil.com

With copies to:	Anatoma Fields LLC
Attn: Mr. Ken Lipson
Email: klips026@gmail.com

Dr. Kevin Foley
Email: kfoley@usit.net

Daniels Petroleum
Attn: Mr. Barrett Baker
Email: Barrett@Danielspetroleum.com

A Party may change its address for notice by notice to the other Parties in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

15.       Governing Law; Jurisdiction, Etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof. The Parties further agree that all disputes, other than as provided in Section 7(b), shall be resolved exclusively in state or federal courts in the City and County of Denver, Colorado.

16.       Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

17.       Waiver. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18.       Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

19.       Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

20.       Term. Unless otherwise terminated pursuant to the terms of this Agreement, this Agreement shall remain in full force and effect until the Well is permanently plugged and abandoned.

21.       Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

22.       Construction. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

23.       Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

24.       Confidentiality. The Parties agree that the provisions of this Agreement are confidential and shall not be shared with third-parties without the prior written consent of the other Parties. Notwithstanding the foregoing, each Party shall have the right to make disclosures without the consent of the other Parties: (i) to its officers, directors, employees, partners, debt and equity providers, attorneys, accountants, financial advisors, consultants, agents or representatives on a need-to-know basis, (ii) as permitted in this Agreement, or (iii) as otherwise required by law, court order, rule, regulation or stock exchange rules, provided that the disclosing Party shall give immediate notice of any demand of a Party to divulge any information concerning or relating to this Agreement and provide further that the disclosing Party cooperate with the Party(ies) opposing disclosure, including the assertion of all proper objections to such disclosure.

25.       Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement. All provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

26.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. A Party’s delivery of an executed counterpart signature page by email (e.g., .pdf) is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed and delivered counterparts of this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement to be effective as of the Effective Date.

LUSTRE:		HOLDINGS:
LUSTRE OIL COMPANY LLC		OLFERT NO. 11-4 HOLDINGS, LLC

By:	/s/ Mark See	By:	/s/ Mark See
Name:	MARK SEE	Name:	MARK SEE
Title:	PRESIDENT	Title:	MANAGER

EREHWON:
EREHWON OIL & GAS, LLC

By:	/s/ John M Stafford
Name:	JOHN M STAFFORD
Title:	PRESIDENT

LAREDO HEREBY ACKNOWLEDGES AND AGREES TO THE PAYMENT CREDIT AS SET FORTH IN SECTION 2:

LAREDO:
LAREDO OIL, INC.

By:	/s/ Mark See
Name:	MARK SEE
Title:	CEO

[Signature Page to Net Profits Interest Agreement]